Exhibit 99.1

CONTACT:
Angela Hartley
760-547-2700  ext. 102

PATRIOT SCIENTIFIC CORPORATION RETRACTS
REVENUE GUIDANCE FOR PDSG SUBSIDIARY

July 16, 2009 -- CARLSBAD, Calif.-- Patriot Scientific Corporation (OTC BB:PTSC) announced today that it expects 2009 calendar year revenues for its principal subsidiary, Patriot Data Solutions Group, Inc. (“PDSG”), will fall materially short of the $3 million to $6 million range previously forecasted.

The Company’s revenue shortfall is based on its current assessment of the timing for prospective customer projects and other opportunities with various Federal, state and local agencies. These project delays, the general budget environment and lack of historic revenue history for the PDSG products, have created uncertainty to the extent that the Company’s management does not feel that it has adequate information on which to reasonably base an updated revenue projection at this time.

 “We have to assume the likelihood of further delays in the adoption of budgets and government spending initiatives and its impact on key revenue projects we are focused on”, said Rick Goerner, Patriot’s President and CEO. “While the progress of PDSG’s efforts has been significantly impacted by delays in the funding of new projects, we remain positive about our longer term market opportunities in the growing healthcare and public safety sectors.”

PDSG is the combination of three entities or product assets acquired by Patriot Scientific Corporation over the past ten months; Crossflo Systems, Inc., the Verras Medical/Iameter products and services and the Vigilys products purchased from Kratos Defense Systems.

The Company will provide the full details of its operating results for PDSG as part of its required filing with the SEC on the Annual Report on Form 10-K for the fiscal year ended May 31, 2009, anticipated to be filed on August 14, 2009. The Company will follow its 10-K filing with a quarterly shareholder conference call on Monday, August 17, 2009 at 4:30 p.m. ET.

About PDSG

Patriot Data Solutions Group, Inc. (“PDSG”) provides products and solutions that enable mission-critical applications to significantly accelerate the time to value and reduce total cost of ownership for their data-sharing initiatives.  The company’s flagship product, the Crossflo DataExchange® solution, helps link systems together and facilitates secure data sharing for any information exchange initiative in the healthcare, public safety and justice markets.  The solution has been designed to work directly with a number of national data sharing standards, including HL7 (Health Level 7), NIEM (National Information Exchange Model), and the Global Justice XML Data Model (GJXDM).  PDSG’s technological innovation is backed by subject matter expertise and proven methodologies, facilitating the rapid exchange of actionable data in mission-critical applications such as clinical quality improvement and emergency services response management.

PDSG has been working with some of the nation’s earliest and most innovative data exchange projects including one of the most advanced statewide data-sharing initiatives to be deployed in the United States.  PDSG is the data-sharing group of Patriot Scientific Corporation, which is headquartered in Carlsbad, California (OTC BB:PTSC). For more information on Patriot Data Solutions Group, visit www.pdsg.com.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Cautionary Statement Regarding Forward-Looking Information:  This Press Release may contain forward-looking statements, within the meaning of the Private Securities Litigation Act of 1995.  These statements are based on our current expectations and beliefs concerning future developments.  There can be no assurance that the developments which actually occur will be those we currently anticipate.  These forward-looking statements involve a number of risks, assumptions and uncertainties (many of which are not within our control), including those risks and uncertainties set forth in our filings with the Securities and Exchange Commission, which are publicly available and incorporated herein by this reference.  These risks are not exhaustive, and new risks may emerge from time to time.  These risks, alone or in combination with other factors, may cause actual results to vary from those anticipated in the forward-looking statements.  Therefore, forward-looking statements should not be relied upon as predictions of future events.  Moreover, we do not assume responsibility for the accuracy or completeness of the forward-looking statements, and, except as may be required by law, do not undertake to update or revise any forward-looking statements, even if future developments make it clear that the results contemplated by the forward-looking statements will not be realized.

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